EXHIBIT 10.50

EXECUTIVE SEVERANCE AND NONCOMPETITION AGREEMENT

April 26, 2007

Merix Corporation

an Oregon corporation

PO Box 3000

Forest Grove, Oregon 97116

Merix Corporation (“Merix”) considers the establishment and maintenance of a sound and vital management to be essential to protecting and enhancing the best interests of Merix and its shareholders. In this connection, Merix recognizes that, as is the case with many publicly held corporations, the possibility of a change of control may exist and that such possibility, and the uncertainty and questions that it may raise among management, may result in the departure or distraction of management personnel to the detriment of Merix and its shareholders. In order to induce Michael D. Burger (“Executive”) to remain employed by Merix in the face of uncertainties about the long-term strategies of Merix and possible change of control of Merix and their potential impact on Executive’s position with Merix, this Agreement, which has been approved by the Board of Directors of Merix, sets forth the severance benefits that Merix will provide to Executive in the event Executive’s employment by Merix is terminated under the circumstances described in this Agreement. To induce Merix to enter into this Agreement, Executive agrees to the covenants set forth in Section 6 of this Agreement.

1.	Employment Relationship.

Executive is currently employed by Merix as President and Chief Executive Officer. Executive and Merix acknowledge that either party may terminate this employment relationship at any time and for any or no reason, subject to the obligation of Merix to provide the severance benefits specified in this Agreement in accordance with the terms hereof.

2.	Release of Claims.

In consideration for and as a condition precedent to receiving the severance benefits outlined in this Agreement, Executive agrees to execute and deliver to Merix a Release of Claims in the form attached as Exhibit A (“Release of Claims”) that will be delivered to Executive on the date of Termination of Executive’s Employment (as defined in Section 9.1).

3.	Additional Compensation Upon Termination.

In addition to unpaid salary and other wages, if any, payable to Executive through the date of Termination of Executive’s Employment, in the event of a Termination of Executive’s Employment at any time other than for Cause (as defined in Section 9.2 of this Agreement), death or Disability (as defined in Section 9.4 of this Agreement), and contingent upon Executive’s execution of the Release of Claims and compliance with Section 11 of this Agreement, Executive shall be entitled to the following benefits:

3.1 As severance pay and in lieu of any other compensation for periods subsequent to the date of Termination of Executive’s Employment, Merix shall pay Executive, in a single payment after employment has ended and eight days have passed following execution of the Release of Claims without revocation, an amount in cash equal to one year of Executive’s annual base pay at the rate in effect immediately prior to the date of Termination of Executive’s Employment.

3.2 Executive is entitled to extend coverage under any group health plan in which Executive and Executive’s dependents are enrolled at the time of Termination of Executive’s Employment under the COBRA continuation laws for the 18-month statutory period, or for as long as Executive remains eligible under COBRA. Merix will pay Executive a lump sum payment in an amount equivalent to the reasonably estimated cost Executive may incur to extend for a period of 18 months under the COBRA continuation laws Executive’s group health and dental plan coverage in effect at the time of Termination of Executive’s Employment. Executive may use this payment, as well as any payment made under Section 3.1, for such COBRA continuation coverage or for any other purpose.

3.3 Executive shall be entitled to a portion of the benefits under any annual cash incentive plans in effect at the time of Termination of Executive’s Employment equal to the greater of (a) 50 percent of Executive’s target benefit under such plan for the year or (b) a prorated amount representing the portion of the plan year during which Executive was a participant. For purposes of this Agreement, Executive’s participation in any such plan will be considered to have ended on Executive’s last day of active employment. In making the proration calculation, the amount of Executive’s award if Executive had been a participant for the full incentive period shall be divided by the total number of days in the incentive period, and the result multiplied by the actual number of days Executive participated in the plan. The payment amount shall be calculated at the end of the incentive period and the amount shall not be due and payable by Merix to Executive until the date that all awards are payable to other eligible employees after the close of the incentive period, except that Executive may elect at any time after Termination of Executive’s Employment, by written notice to Merix, to receive 50 percent of Executive’s target benefit instead of the prorated amount, in which case the payment shall be made within 20 days of such election. If the applicable plan provides for a greater payment for a participant whose employment terminates prior to the end of an incentive period, the applicable plan payment shall be made. Executive acknowledges that this Section 3.3 modifies and supersedes any payment provisions under any existing or future bonus plan.

3.4 Merix will pay up to $12,500 to a third-party outplacement firm selected by Executive to provide career counseling assistance to Executive for a period of one year following the date of Termination of Executive’s Employment. Executive may elect to receive the $12,500 in cash in lieu of payment to a third-party outplacement firm.

3.5 All outstanding stock options, restricted stock, stock bonuses or other stock awards shall be governed by the terms of the applicable agreement or plan.

4.	Additional Compensation Upon Termination Following a Change of Control.

In the event of a Termination of Executive’s Employment other than for Cause, death or Disability within 24 months following a Change of Control (as defined in Section 9.3), or prior to a Change of Control at the direction of a person who has entered into an agreement with Merix, the consummation of which will constitute a Change of Control, and contingent upon Executive’s execution of the Release of Claims and compliance with Sections 5 and 11, Executive shall be entitled to the following benefits, which benefits shall be in addition to the benefits provided in Section 3:

4.1 Merix shall pay Executive, in a single payment within the later of (a) eight days after the last day of employment, including employment during the up-to-six-months-employment period referred to in Section 5 if Merix or the surviving company has requested Executive to continue employment during such period and (b) eight days after execution of the Release of Claims without revocation, an amount in cash equal to one year of Executive’s annual base pay at the rate in effect immediately prior to the date of Termination of Executive’s Employment.

4.2 Executive shall be entitled to receive an amount such that the amount payable pursuant to Section 3.3 plus the amount payable pursuant to this Section 4.2 equals 100 percent of the Executive’s target benefit for the year under annual cash incentive plans in effect at the time of Termination of Executive’s Employment. The amount payable pursuant to Section 4.2 shall be paid on the same date that the Section 4.1 payment is payable.

4.3 Merix shall maintain in full force and effect, at its sole cost and expense, for Executive’s continued benefit for a period terminating 18 months after the date of Termination of Executive’s Employment, a life insurance policy insuring Executive’s life with coverage equal to two times Executive’s annual base pay in effect immediately prior to Termination of Executive’s Employment, provided that Executive’s continued participation is possible under the general terms and provisions of such policy. At Executive’s election, or if Executive’s continued participation in such policy is barred, Merix shall make a lump-sum payment to Executive equal to the total premiums that would have been paid by Merix for such 18-month period. The maximum amount that Merix shall be obligated to pay pursuant to this Section 4.3 in premiums and payments to Executive shall be $5,000.

4.4 The possibility of forfeiture to Merix of all stock issued to Executive under all Executive Stock Bonus Agreements shall immediately lapse.

4.5 All outstanding stock options held by Executive under all stock option and stock incentive plans of Merix shall become immediately exercisable in full and shall remain exercisable until the earlier of (a) two years after Termination of Executive’s Employment or (b) the option expiration date as set forth in the applicable option agreement.

4.6 Notwithstanding any provision in this Agreement, in the event that Executive would receive a greater after-tax benefit from the Capped Benefit (as defined in the next sentence) than from the payments pursuant to this Agreement (the “Specified Benefits”), the Capped Benefit shall be paid to Executive and the Specified Benefits shall not be paid. The Capped Benefit is the Specified Benefits, reduced by the amount necessary to prevent any portion of the Specified Benefits from being “parachute payments” as defined in Section 280G(b)(2) of the Internal Revenue Code of 1986, as amended (“IRC”), or any successor provision. For purposes of determining whether Executive would receive a greater after-tax benefit from the Capped Benefit than from the Specified Benefits, there shall be taken into account all payments and benefits Executive will receive upon a Change in Control of Merix (collectively, excluding the Specified Benefits, the “Change of Control Payments”). To determine whether Executive’s after-tax benefit from the Capped Benefit would be greater than Executive’s after-tax benefit from the Specified Benefits, there shall be subtracted from the sum of the before-tax Specified Benefits and the Change of Control Payments (including the monetary value of any non-cash benefits) any excise tax that would be imposed under IRC § 4999 and all federal, state and local taxes required to be paid by Executive in respect of the receipt of such payments, assuming that such payments would be taxed at the highest marginal rate applicable to individuals in the year in which the Specified Benefits are to be paid or such lower rate as Executive advises Merix in writing is applicable to Executive.

4.7 If Executive’s employment with Merix terminates for any reason prior to a Change of Control, other than at the direction of a person who has entered into an agreement with Merix, the consummation of which will constitute a Change of Control, Executive shall not be entitled to benefits under Section 4 of this Agreement.

5.	Additional Service.

Executive agrees that, if requested by Merix or the surviving company following a Change of Control, Executive will continue his or her employment with Merix or the surviving company for a period of up to six months following the Change of Control in any capacity requested by Merix or the surviving company consistent with Executive’s areas of professional expertise. During this period Executive shall receive the same salary and substantially the same benefits as in effect prior to the Change of Control. Executive shall not be entitled to any benefits provided by Section 4 if Executive fails to perform in accordance with this Section 5.

6.	Noncompetition

6.1 Executive acknowledges that as part of Executive’s employment with Merix, Executive will have access to confidential information related to Merix’s products, services, customers, processes, business strategy and other confidential information that will be inevitably disclosed to a Competing Business if Executive engages in, is employed by, performs services for, participates in the ownership, management, control or operation of, or is otherwise connected with, either directly or indirectly, any Competing Business.

6.2 During the Term, Executive will not, directly or indirectly, engage in, be employed by, perform services for or otherwise participate in any Competing Business (as defined in Section 9.5 of this Agreement) or any other activity which conflicts with the interests of Merix.

6.3 Executive’s execution, delivery and performance of this Agreement and the performance of Executive’s other obligations and duties to Merix will not cause any breach, default or violation of any other employment, nondisclosure, confidentiality, consulting or other agreement to which Executive is a party or by which Executive may be bound.

6.4 During Executive’s employment with Merix and for two years after Termination of Executive’s Employment, Executive will not induce, or attempt to induce, any employee or independent contractor of Merix to cease such employment or relationship to engage in, be employed by, perform services for, participate in the ownership, management, control or operation of, or otherwise be connected with, either directly or indirectly, any Competing Business.

6.5 During Executive’s employment with Merix and for two years after Termination of Executive’s Employment, Executive will not (except on behalf of or with the prior written consent of Merix) directly or indirectly (a) solicit, divert, appropriate to or accept on behalf of any Competing Business, or (b) attempt to solicit, divert, appropriate to or accept on behalf of any Competing Business, any business from any customer or actively sought prospective customer of Merix with whom Executive has dealt, whose dealings with Merix have been supervised by Executive or about whom Executive has acquired confidential information in the course of Executive’s employment.

6.6 During Executive’s employment with Merix and for two years after Termination of Executive’s Employment, Executive will not engage in, be employed by, perform services for, participate in the ownership, management, control or operation of, or otherwise be connected with, either directly or indirectly, any Competing Business. For purposes of this Section 6, Executive will not be considered to be connected with any Competing Business solely on account of: Executive’s ownership of less than five percent of the outstanding capital stock or other equity interests in any person or entity carrying on the Competing Business. Executive agrees that this restriction is reasonable, but further agrees that should a court exercising jurisdiction with respect to this Agreement find any such restriction invalid or unenforceable due to unreasonableness, either in period of time, geographical area, or otherwise, then in that event, such restriction is to be interpreted and enforced to the maximum extent that such court deems reasonable.

6.7 Executive acknowledges that Executive’s obligations under this Section 6 are important to Merix, and that Merix would not employ or continue to employ Executive without Executive’s agreement to such obligations. Executive also acknowledges that if Executive does not abide by Executive’s obligations in this Section 6, Merix will suffer immediate and irreparable harm, and that the damage to Merix will be difficult to measure and financial relief will be incomplete. Accordingly, and notwithstanding Section 12 hereof, Merix will be entitled to injunctive relief and other equitable remedies in an arbitration or in a court of competent jurisdiction in the event of a breach by Executive of any obligation under this Agreement. The rights and remedies of Merix under this Section 6.7 are in addition to all other remedies.

6.8 Executive has carefully read all of the provisions of this Section 6 and agrees that (a) the same are necessary for the reasonable and proper protection of Merix’s business, (b) Merix has been induced to enter into its relationship with Executive in reliance upon Executive’s compliance with the provisions of this Section 6, (c) every provision of this Section 6 is reasonable with respect to its scope and duration, (d) Executive has executed this Agreement without duress or coercion from any source, and (e) Executive has received a copy of this Agreement.

7.	Tax Withholding; Subsequent Employment.

7.1 All payments provided for in this Agreement are subject to applicable tax withholding obligations imposed by federal, state and local laws and regulations.

7.2 The amount of any payment provided for in this Agreement shall not be reduced, offset or subject to recovery by Merix by reason of any compensation earned by Executive as the result of employment by another employer after Termination of Executive’s Employment.

8.	Other Agreements.

This Agreement replaces and supersedes any severance agreement or other similar agreement between Executive and Merix entered into prior to the date of this Agreement. In the event that severance benefits are payable to Executive under any other agreement with Merix in effect at the time of Termination of Executive’s Employment (including but not limited to any employment agreement, but excluding for this purpose any stock option agreement or stock bonus agreement or stock appreciation right agreement that may provide for accelerated vesting or related benefits upon the occurrence of a Change in Control), the benefits provided in this Agreement shall not be payable to Executive. Executive may, however, elect to receive all of the benefits provided for in this Agreement in lieu of all of the benefits provided in all such other agreements. Any such election shall be made with respect to the agreements as a whole, and Executive cannot select some benefits from one agreement and other benefits from this Agreement.

9.	Definitions.

9.1	Termination of Executive’s Employment.

“Termination of Executive’s Employment” means that Merix has terminated Executive’s employment with Merix (including any subsidiary of Merix). For purposes of Section 3, if Executive is assigned additional or different titles, tasks or responsibilities from those currently held or assigned, consistent with Executive’s areas of professional expertise and with no decrease in annual base compensation, whether at Merix or any subsidiary of Merix, such circumstances shall not constitute a Termination of Executive’s Employment. For purposes of Section 4, Termination of Executive’s Employment shall include termination by Executive, within 24 months of a Change of Control, by written notice to Merix referring to the applicable paragraph of Section 9.1, for “Good Reason” based on:

(a) the assignment to Executive of a different title, job or responsibilities that results in a decrease in the level of responsibility of Executive with respect to the surviving company after the Change of Control when compared to Executive’s level of responsibility for Merix’ operations prior to the Change of Control; provided that Good Reason shall not exist if Executive continues to have the same or a greater general level of responsibility for the former Merix operations after the Change of Control as Executive had prior to the Change of Control even if the former Merix operations are a subsidiary or division of the surviving company;

(b) a reduction by Merix or the surviving company in Executive’s annual base pay as in effect immediately prior to the Change of Control;

(c) a significant reduction by Merix or the surviving company in total benefits available to Executive under cash incentive, stock incentive and other employee benefit plans after the Change of Control compared to the total package of such benefits as in effect prior to the Change of Control;

(d) a requirement by Merix or the surviving company that Executive be based more than 50 miles from where Executive’s office is located immediately prior to the Change of Control, except for required travel on company business to an extent substantially consistent with the business travel obligations that Executive undertook on behalf of Merix prior to the Change of Control; or

(e) the failure by Merix to obtain from any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of Merix (“Successor”) the assent to this Agreement contemplated by Section 10 hereof.

9.2	Cause.

Termination of Executive’s Employment for “Cause” shall mean termination upon (a) the willful and continued failure by Executive to perform substantially Executive’s reasonably assigned duties with Merix (other than any such failure resulting from Executive’s incapacity due to physical or mental illness) after a demand for substantial performance is delivered to Executive by the Board, the Chief Executive Officer or the President of Merix that specifically identifies the manner in which the Board or Merix believes that Executive has not substantially performed Executive’s duties or (b) the willful engaging by Executive in illegal conduct that is materially and demonstrably injurious to Merix. No act, or failure to act, on Executive’s part shall be considered “willful” unless done, or omitted to be done, by Executive without reasonable belief that Executive’s action or omission was in, or not opposed to, the best interests of Merix. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or based upon the advice of counsel for Merix shall be conclusively presumed to be done, or omitted to be done, by Executive in the best interests of Merix.

9.3	Change of Control.

A Change of Control shall mean that one of the following events has taken place:

(a) The shareholders of Merix approve one of the following (“Approved Transactions”):

(i) Any merger or statutory plan of exchange involving Merix (“Merger”) in which Merix is not the continuing or surviving corporation or pursuant to which shares of Merix’s common stock would be converted into cash, securities or other property, other than a Merger involving Merix in which the holders of shares of Merix’s common stock immediately prior to the Merger have the same proportionate ownership of common stock of the surviving corporation after the Merger; or

(ii) Any sale, lease, exchange, or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of Merix or the adoption of any plan or proposal for the liquidation or dissolution;

(b) A tender or exchange offer, other than one made by Merix, is made for shares of Merix’s common stock (or securities convertible into shares of Merix’s common stock ), and such offer results in a portion of those securities being purchased and the offeror after the consummation of the offer is the beneficial owner (as determined pursuant to Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), directly or indirectly, of securities representing at least 20 percent of the voting power of outstanding securities of Merix;

(c) Merix receives a report on Schedule 13D of the Exchange Act reporting the beneficial ownership by any person of securities representing 20 percent or more of the voting power of outstanding securities of Merix, except that if such receipt shall occur during a tender offer or exchange offer described in (b) above, a Change of Control shall not take place until the conclusion of such offer; or

(d) During any period of 12 months or less, individuals who at the beginning of such period constituted a majority of the Board of Directors cease for any reason to constitute a majority thereof, unless the nomination or election of such new directors was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of such period.

Notwithstanding anything in the foregoing to the contrary, no Change of Control shall be deemed to have occurred for purposes of this Agreement by virtue of any transaction that results in Executive, or a group of persons that includes Executive, acquiring, directly or indirectly, securities representing 20 percent or more of the voting power of outstanding securities of Merix.

9.4	Disability.

Termination of Executive’s Employment based on “Disability” shall mean termination without further compensation under this Agreement, due to a mental or physical impairment of Executive that is expected to result in death or that has lasted or is expected to last for a continuous period of 12 months or more and that causes Executive to be unable, with reasonable accommodation in the opinion of the Committee, to perform his or her duties for Merix and to be engaged in any substantial gainful activity.

9.5	Competing Business

Competing Business means any business whose efforts are in competition with the efforts of Merix. A Competing Business includes any business whose efforts involve any research and development, products or services in competition with products or services which are, during Executive’s employment with Merix and/or upon Termination of Executive’s Employment, either (a) produced, marketed or otherwise commercially exploited by Merix or (b) in actual or demonstrably anticipated research or development by Merix.

10.	Successors; Binding Agreement.

10.1 This Agreement shall be binding on and inure to the benefit of Merix and its Successors and assigns. Upon Executive’s written request, Merix will seek to have any Successor, by agreement, assent to the fulfillment by Merix of its obligations under this Agreement. If such a request is made, failure of Merix to obtain such assent prior to or at the time a company becomes a Successor shall constitute Good Reason for termination by Executive of his or her employment and, if a Change of Control of Merix has occurred, shall entitle Executive to the benefits pursuant to Section 4.

10.2 This Agreement shall inure to the benefit of and be enforceable by Executive and Executive’s legal representatives, executors, administrators and heirs.

11.	Resignation of Corporate Offices.

Executive will resign Executive’s office, if any, as a director, officer or trustee of Merix, its subsidiaries or affiliates and of any other corporation or trust of which Executive serves as such at the request of Merix, effective as of the date of Termination of Executive’s Employment. Executive agrees to provide Merix such written resignation(s) upon request and that no severance will be paid until after such resignation(s) are provided.

12.	Governing Law; Arbitration.

This Agreement shall be construed in accordance with and governed by the laws of the State of Oregon. Any dispute or controversy arising under or in connection with this Agreement, or the breach thereof, shall be settled exclusively by arbitration under the Mutual Agreement to Arbitrate Claims signed by the Executive, and judgment upon the award rendered by the Arbitrator may be entered in any Court having jurisdiction thereof. Notwithstanding any provision in the Mutual Agreement to Arbitrate Claims, Merix shall pay all arbitration fees and reasonable attorney’s fees and expenses (including at trial and on appeal) of Executive in enforcing its rights under this Agreement in the event of a Termination of Executive’s Employment within 24 months following a Change of Control. Notwithstanding the foregoing, any dispute or controversy arising under or in connection with Section 6 of this Agreement or a breach thereof shall be settled in accordance with the terms of Section 6.7 of this Agreement.

13.	Amendment.

No provision of this Agreement may be modified unless such modification is agreed to in writing signed by Executive and Merix.

14.	Severability.

If any of the provisions or terms of this Agreement shall for any reason be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other terms of this Agreement, and such provision shall be interpreted, construed or reformed to the extent reasonably required to render the same valid, enforceable and consistent with the original intent underlying such provision of this Agreement.

MERIX CORPORATION

By:	/s/ Linda V. Moore
Name:	Linda V. Moore
Title:	EVP and General Counsel

/s/ Michael D. Burger
Michael D. Burger